PROMISSORY NOTE
                                 ---------------




$2,000,000          Boca Raton, Florida, Dated January 31, 2002.


     FOR VALUE RECEIVED, the undersigned jointly and severally promises to pay to the order of: TRADERIGHT CORP. the principal sum of TWO MILLION AND NO/00 ($2,000,000.00) DOLLARS at NINE PERCENT PER ANNUM INTEREST (9%) payable as follows:

INTEREST ONLY PAYMENTS IN THE TOTAL SUM OF $180,000.00 DOLLARS, PAYABLE AS
FOLLOWS:

FOUR (4) QUARTERLY PAYMENTS, EACH IN THE AMOUNT OF: $45,000 DOLLARS PER QUARTER, WITH THE FIRST QUARTERLY PAYMENT DUE ON: April 30, 2002; THE SECOND QUARTERLY PAYMENT DUE ON: July 31, 2002; THE THIRD QUARTERLY PAYMENT DUE ON: October 31, 2002; THE FOURTH QUARTERLY PAYMENT DUE ON: January 31, 2003, WITH THE PRINCIPAL BALANCE DUE AND PAYABLE ON January 31, 2003.

THE PROMISSORY NOTE IS NON ASSUMABLE. NO PRE-PAYMENT PENALTY.

     Each make, endorser, and guarantor waives demand, notice of nonpayment and demand. If any payment due is not made and remains unpaid for TEN (10) DAYS, it is in default hereof. Should any payment not be made when due, then such payment, together with all sums in default shall bear interest at 9% per annum. In the event of default the entire unpaid balance hereof-shall, at the option of the holder, become due and payable. All costs and fees incurred by the holder as the result of any default by anyone liable hereunder shall also be due holder. Failure to exercise any right shall not be a waiver of the right to exercise same at any subsequent date, or event.

PAYABLE AT:

2424 N. Federal Highway, Suite 350
Boca Raton, Florida 33431

EQUISHARE HOLDINGS, LLC (FKA TRADEOLOGY SECURITIES, LLC)

BY: Jay Patel
ITS: Chief Executive Officer/ Managing Member